Exhibit 10.1

Natera, Inc.
Compensation Program for Non-Employee Directors

Amended Effective as of June 2025

A.Annual Retainer Compensation:  Each non-employee director will be granted an “annual retainer” representing such director’s annual retainer compensation calculated as set forth in the table below*, in the form of fully vested RSUs covering shares of the Company’s Common Stock. Such fully vested annual retainer awards will be granted as to 25% of such annual compensation on a quarterly basis, in arrears, with such grants subject to the director’s continuous service to the Company on the date of grant.

1.	Retainer for each non-employee member of the Board:	$60,000
2.	Additional retainer for Lead Independent Director:	$40,000
3.	Additional retainer for Chair of Audit Committee:	$25,000
4.	Additional retainer for Chair of Compensation Committee:	$20,000
5.	Additional retainer for Chair of Nominating and Corporate Governance Committee:	$15,000
6.	Additional retainer for non-Chair members of Audit Committee:	$12,500
7.	Additional retainer for non-Chair members of Compensation Committee:	$10,000
8.	Additional retainer for non-Chair member of Nominating, Corporate Governance and Compliance Committee:	$7,500
9.	Additional retainer for non-member observers of Audit Committee:	$7,500
*	Effective for services rendered beginning January 1, 2025.

B.Equity Compensation

1.

Additional retainer equity grants.  In addition to the annual retainer amounts set forth above, each of the Lead Independent Director and the Chair of each of the Audit Committee, Human Capital Committee, and Nominating, Corporate Governance and Compliance Committee will be granted an “additional equity retainer” valued at $45,000. The grant will be made annually, on the first grant date after the completion of the first quarter each year, with such grants subject to the director’s continuous service to the Company on the date of grant. The additional equity retainer will be vested as to 1/4th of the shares covered by such award upon grant, and, subject to the director’s continuous service on the Board,

Compensation Program for Non-Employee Directors (2025)

the annual equity retainer will vest and become exercisable with respect to an additional 1/4th of the shares following the end of each quarter thereafter.

2.

Initial equity grants.  Each non-employee director who first becomes a member of the Board of Directors will be granted a restricted stock unit (“RSU”) award, representing such non-employee director’s “initial equity award,” valued at $425,000.  The grant will be made on or as soon as reasonably practicable after the date of his or her election.  Subject to the director’s continuous service on the Board, the initial equity award will vest and become exercisable with respect to 1/3rd of the shares at the end of each year following the director’s appointment to the Board, so that it will be fully vested and exercisable after 3 years of continuous service.  The initial equity award will become fully vested and exercisable in the event that the Company is subject to a change in control.

3.

Annual equity grants.  In each year, each non-employee director who continues serving on the Board after the annual meeting of the Company’s stockholders will be granted an RSU award, representing such non-employee director’s “annual equity award,” valued at $355,000.  The grant will be made on or as soon as reasonably practicable after the date of the annual meeting (the “Grant Year Annual Meeting”).  Subject to the director’s continuous service on the Board, the annual equity award will vest and become exercisable in full on the date that is 12 months following the date of the Grant Year Annual Meeting. The annual equity award will become fully vested and exercisable in the event that the Company is subject to a change in control. The foregoing notwithstanding, a new director who has received the initial equity award under Paragraph 1 above will not in the same calendar year receive an annual equity award under this Paragraph 2.

4.

Stock Plan.  All equity awards granted pursuant to this Compensation Program will be granted under and subject to the general terms and conditions of a stockholder-approved equity incentive plan of the Company and a form of RSU agreement thereunder.

D.	Calculation of Awards

Equity awards granted under this Program will have an aggregate grant date fair value equal to the cash values set forth herein. The number of shares underlying RSUs granted pursuant to this Compensation Program will be computed based on the average closing price per share of the Company’s Common Stock in the 30 days prior to the date of grant, rounded down for any partial share.

E.	Expenses

The reasonable expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.

Compensation Program for Non-Employee Directors (2025)